Exhibit 99.1

FOR IMMEDIATE RELEASE

Significant On-Site Progress on CMEEC / U.S. Naval Submarine Base Project

Connecticut Green Bank Provides Additional Financing

•	Construction on the Fuel Cell Micro-Grid Project for the Connecticut Municipal Electric Energy Cooperative (CMEEC) on the U.S. Naval Submarine Base in Groton is on Track
•	Significant On-Site Work Completed with Power Plant Deliveries Commencing
•	Liquidity Profile Enhanced with $3 Million Loan

DANBURY, CT – December 20, 2019- - Today, FuelCell Energy, Inc. (Nasdaq: FCEL), a global leader in delivering clean, innovative and affordable molten-carbonate fuel cell solutions, outlined the significant construction progress it has made to-date, the expected delivery schedule and the current financing approach for the CMEEC Fuel Cell Micro-Grid Project on the U.S. Naval Submarine Base in Groton including:

•	CMEEC Fuel Cell Micro-Grid Project located on the U.S. Naval Submarine Base, Groton, CT: Announced in May 2017, this project includes the installation and commissioning of two FuelCell Energy SureSource 4000 power plants which will provide 7.4 megawatts of continuous power generation. FuelCell Energy has now completed significant site work on the base, including excavation, wiring and pouring of the concrete pads for siting the fuel cell plants. The delivery of the fuel cell modules and balance of plant will begin during the first week of January 2020, with the first plant expected to be commissioned in the spring of 2020.

•	Additional Liquidity: Supported by the strength of the CMEEC project, Connecticut Green Bank has agreed to an incremental $3 million corporate loan. Upon the commercial operation date of the CMEEC project, the loan is expected to be converted into a project company term loan and secured by the consistent cash flow generation of the CMEEC project.

“FuelCell has pivoted to executing on our future, we are focused on executing our core business, exceeding customer expectations, and delivering on and adding to our significant project backlog, including this mission critical project for CMEEC and the U.S. Naval Submarine Base in Groton” noted Jason Few, President and Chief Executive Officer of FuelCell Energy. “We have also taken this opportunity to continue our earlier improvements to our corporate liquidity profile, which creates an additional working capital lever. I would like to thank CMEEC for its partnership on this critical energy solution for the U.S. Navy Submarine Base, and the Connecticut Green Bank for their continued strong support and partnership with FuelCell Energy. We are also thankful for the opportunity and confidence placed on FuelCell Energy to serve the U.S. Armed Forces.”

“We are honored to be a partner in this project with the Navy and FuelCell Energy.  To be part of this project at the U.S. Naval Submarine Base, which will help the Navy meet their resiliency objectives, is very exciting,” said Mike Lane, Interim CEO and CFO of CMEEC.  “We continue to be encouraged by the progress FuelCell Energy is making as a company and look forward to potential projects in the future.”

“We are pleased to provide FuelCell Energy additional funding and support for this important clean energy resiliency project with CMEEC and the Navy,” said Bert Hunter, Chief Investment Officer, Connecticut Green Bank. “We are encouraged by the progress FuelCell Energy is making as a company. FuelCell has a long history in Connecticut as a key part of the distributed energy landscape, and this Connecticut project is a great example of the solution they provide.”

The Connecticut Municipal Electric Energy Cooperative, or CMEEC, is a public power entity that provides electric services to several municipal utilities and participating wholesale customers. The municipal utilities, in turn, provide electricity to roughly 100,000 residential, commercial/industrial and small business customers located in New England. CMEEC is headquartered in Norwich, Connecticut.

As a reminder, the Company will host a conference call on Tuesday, January 14, 2020, at 10:00 am EST to review its financial performance. In addition, senior leadership will unveil the pillars of its transformation strategy under the direction of its President and CEO, Jason Few. Conference call details will be provided at a later date.

Cautionary Language

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements with respect to the Company’s anticipated financial results and statements regarding the Company’s plans and expectations regarding the continuing development, commercialization and financing of its fuel cell technology and business plans. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation, changes to projected deliveries and order flow, changes to production rate and product costs, general risks associated with product development, manufacturing, changes in the regulatory environment, customer strategies, unanticipated manufacturing issues that impact power plant performance, changes in critical accounting policies, potential volatility of energy prices, rapid technological change, competition, and the Company’s ability to achieve its sales plans and cost reduction targets, as well as other risks set forth in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

About FuelCell Energy

FuelCell Energy, Inc. (NASDAQ: FCEL) delivers efficient, affordable and clean solutions for the supply, recovery and storage of energy. We design, manufacture, undertake project development of, install, operate and maintain megawatt-scale fuel cell systems, serving utilities and industrial and large municipal power users with solutions that include both utility-scale and on-site power generation, carbon capture, local hydrogen production for transportation and industry, and long duration energy storage. With SureSource™ installations on three continents and millions of megawatt hours of ultra-clean power produced, FuelCell Energy is a global leader in designing, manufacturing, installing, operating and maintaining environmentally responsible fuel cell power solutions. Visit us online at www.fuelcellenergy.com and follow us on Twitter @FuelCell_Energy.

SureSource, SureSource 1500, SureSource 3000, SureSource 4000, SureSource Recovery, SureSource Capture, SureSource Hydrogen, SureSource Storage, SureSource Service, SureSource Capital, FuelCell Energy, and FuelCell Energy logo are all trademarks of FuelCell Energy, Inc.

Contact:	FuelCell Energy 203.205.2491 ir@fce.com Source: FuelCell Energy

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